      As filed with the Securities and Exchange Commission on September 25, 1996
                                                      Registration No.  333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                        -------------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                        -------------------------------
                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)
                 Delaware                               41-0449260
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)                 Identification No.)
                                Norwest Center
                              Sixth and Marquette
                      Minneapolis, Minnesota  55479-1026
                                 612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                        -------------------------------
                               Stanley S. Stroup
                 Executive Vice President and General Counsel
                              Norwest Corporation
                                Norwest Center
                              Sixth and Marquette
                      Minneapolis, Minnesota  55479-1026
                                 612-667-8858
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                  Copies to:
                               Robert J. Kaukol
                              Norwest Corporation
                                Norwest Center
                              Sixth and Marquette
                      Minneapolis, Minnesota  55479-1000

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE


     ===================================================================================================================
            Title of Securities            Amount                Proposed        Proposed Maximum            Amount of
                 to be                      to be                Maximum            Aggregate              Registration
               Registered                Registered           Offering Price      Offering Price                Fee
                                                                 Per Share
     -------------------------------------------------------------------------------------------------------------------
     Common Stock (par value $1-2/3(1)    271,000 Shares          $39.625             $10,738,375(2)          $3,702.88
     ===================================================================================================================

(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c).

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
           -----------------------------------------------------------------

                                                           Subject to Completion
                                                              September 25, 1996

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  Information contained herein is subject to completion or amendment. A       +
+  registration statement relating to these securities has been filed with     +
+  the Securities and Exchange Commission. These securities may not be sold    +
+  nor may offers to buy be accepted prior to the registration statement       +
+ becomes effective. This prospectus shall not constitute an offer to sell or + + the solicitation of an offer to buy nor shall there be any sale of these +
+  securities in any State in which such offer, solicitation or sale would     +
+  be unlawful prior to registration or qualification under the securities     +
+  laws of any such State.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


PROSPECTUS


                              NORWEST CORPORATION

                               271,000 SHARES OF
                                  COMMON STOCK
                               (PAR VALUE $1-2/3)

     This Prospectus pertains to an offering from time to time of up to 271,000 shares of common stock (par value $1-2/3) ("Common Stock") of Norwest Corporation ("Norwest") held by stockholders (the "Selling Stockholders") who received the shares in exchange for shares of B & G Investment Company, a corporation formed under the laws of the state of Texas ("B & G"), in connection with Norwest's acquisition of B & G on July 3, 1996. See "SELLING STOCKHOLDERS." Norwest will not receive any proceeds from the sale of the shares of Common Stock covered by this Prospectus. Norwest has agreed to pay certain registration expenses in connection with this offering (excluding brokerage commissions) estimated at approximately $27,000.

     The distribution and sale of the shares offered hereby are subject to the provisions of an investment agreement dated as of July 3, 1996 among Norwest and the Selling Stockholders (the "Investment Agreement"). The Investment Agreement requires, among other things, that any distribution of the shares (defined as a "Transfer" in the Investment Agreement) to the public be made in an "ordinary trading transaction." An "ordinary trading transaction" is defined in the Investment Agreement as a sale of the shares on a nationally-recognized securities exchange using the services of a broker-dealer registered in the state where the Transfer is to occur, and without the use of special selling efforts or methods. The Investment Agreement further prohibits any distribution of the shares by means of an option or other derivative securities transaction, whether or not effected on an option or other securities exchange. The Investment Agreement also sets forth transfer requirements with respect to the transfer of the shares of Common Stock offered hereby, including a requirement that a Selling Stockholder provide to Norwest prior notice of any proposed transfer of the shares and in certain cases, an opinion of counsel. Subject to the terms of the Investment Agreement, the distribution of the shares by the Selling Stockholders may be effected from time to time, in one or more transactions on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). Selling Stockholders may sell shares covered by this Prospectus in one or more transactions under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). See "SELLING STOCKHOLDERS--Investment Agreement" and "PLAN of DISTRIBUTION."

     The Common Stock is traded on the New York Stock Exchange and on the Chicago Stock Exchange under the symbol NOB. On ____________, 1996, the closing price for the Common Stock on the New York Stock Exchange was $__.___.

     As a bank holding company, Norwest is subject to regulation under various federal banking laws. See "CERTAIN REGULATORY MATTERS."

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NORWEST. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, NORWEST'S COMMON STOCK OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST SINCE THE DATE OF THIS PROSPECTUS.

     THE SHARES OF NORWEST'S COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                           -------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                      Prospectus dated September __, 1996

                               TABLE OF CONTENTS

Available Information...............  2       Selling Stockholders......... 10
Incorporation of Certain Documents..          Plan of Distribution......... 14
    by Reference....................  2       Legal Opinion................ 14
Norwest Corporation.................  3       Experts...................... 14
Certain Regulatory Matters..........  3


                             AVAILABLE INFORMATION

     Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning Norwest can be inspected and copied at the Commission's public reference room located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such materials also can be accessed through the Commission's Internet Web Site at http://www.sec.gov. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information filed by Norwest with the New York Stock Exchange and the Chicago Stock Exchange may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the offices of the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Documents relating to Norwest, excluding exhibits unless specifically incorporated therein, are available without charge upon written or oral request to Laurel A. Holschuh, Secretary, Norwest Corporation, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1026, telephone (612) 667-8655.

     The following documents filed with the Commission by Norwest (File No. 1-
2979) are incorporated by reference in, and made a part of, this Prospectus: (i) Norwest's annual report on Form 10-K for the year ended December 31, 1995; (ii) Norwest's quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and

June 30, 1996; (iii) Norwest's current reports on Form 8-K dated January 17, 1996, February 20, 1996, as amended pursuant to Form 8-K/A, February 26, 1996, April 17, 1996, July 2, 1996 and July 15, 1996; (iv) Norwest's current report on Form 8-K dated April 30, 1996 containing a description of the Common Stock; and
(v) Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated June 29, 1993, relating to preferred stock purchase rights attached to shares of Common Stock.

     All documents filed by Norwest pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.


                              NORWEST CORPORATION

     Norwest Corporation ("Norwest") is a diversified financial services company organized under the laws of Delaware in 1929 and registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Through its subsidiaries and affiliates, Norwest provides retail, commercial and corporate banking services, as well as a variety of other financial services, including mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

     Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479, and its telephone number is (612) 667-1234. As used in this Prospectus, the term "Norwest" means Norwest and its consolidated subsidiaries.

     Additional information concerning Norwest is included in Norwest's documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     As a bank holding company, Norwest is subject to supervision and examination by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Under the Bank Holding Company Act, a bank holding company generally may not directly or indirectly acquire the ownership or control of more than 5% of the voting securities or all or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, a bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking activities, subject to certain exceptions. Various proposals are pending before Congress that would allow affiliations between a bank holding company and nonbank entities that are prohibited or restricted under current law. Whether Congress will adopt any of these proposals, and if so in what form, is not known at this time.

     Norwest's banking and savings association subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are primarily insured by the Bank Insurance Fund ("BIF"); deposits attributable to certain of Norwest's savings associations are insured by the Savings Association Insurance Fund ("SAIF"). For that reason, such banking and savings association subsidiaries are subject to regulation by the Federal Deposit Insurance Corporation (the "FDIC"). In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

DIVIDEND RESTRICTIONS

     Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the Office of the Comptroller of the Currency (the "OCC") is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans that are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of June 30, 1996, aggregate dividends of at least $219.6 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

     If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

HOLDING COMPANY STRUCTURE

     Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. For that reason, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

     Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

     The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole stockholder of most of its subsidiary banks, is subject to such provisions.

ACQUISITIONS

     Effective September 29, 1995, under the provisions of the Reigle-Neal Interstate Banking and Branching Act of 1994 (the "Reigle-Neal Act"), Norwest's banking subsidiaries are permitted to acquire banks located in any state in which the acquiring subsidiary bank is located (an intrastate merger). Effective June 1, 1997, Norwest's banking subsidiaries will be permitted to acquire a bank located in a state other than the state in which the acquiring subsidiary bank is located (an interstate merger) through merger, consolidation or purchase of assets and assumption of liabilities, unless the state in which either of the banks is located has opted out of the interstate banking provisions of the Reigle-Neal Act. An interstate merger may occur before June 1, 1997 if the states in which the merging banks are located have enacted a law authorizing interstate bank mergers.

     All of Norwest's acquisitions of banking institutions and other companies are subject to the prior approval of the Federal Reserve Board and any applicable federal or state regulatory authorities. In addition, under the provisions of the Reigle-Neal Act, bank mergers are subject to deposit concentration limits of 10% nationwide and 30% in any one state, unless it is Norwest's initial entry into the state.

CAPITAL REQUIREMENTS

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stockholders' equity, minority interests and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. The risk-based guidelines also specify that all intangibles, including core deposit intangibles, as well as mortgage servicing rights ("MSRs") and purchased credit card relationships ("PCCRs"), be deducted from Tier 1 capital. The guidelines, however, grandfather identifiable assets (other than MSRs and PCCRs) acquired on or before February 19, 1992 and permit the inclusion of readily marketable MSRs and PCCRs in Tier 1 capital to the extent that (i) MSRs and PCCRs do not collectively exceed 50% of Tier 1 capital and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, MSRs and PCCRs each are included in Tier 1 capital only up to the lesser of (i) 90% of their fair market value (which must be determined quarterly) and (ii) 100% of the remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations.

     In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies that are substantially similar to the foregoing. At June 30, 1996, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.53% and 10.49%, respectively, and Norwest's leverage ratio was 6.09%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

         As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC adopted a rule that amended, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies issued for comment a joint policy statement that described the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. In June 1996, these agencies elected not to pursue a standardized supervisory measure and explicit capital charge for interest rate risk. In supervising interest rate risk, the agencies intend to emphasize reliance on internal measures of risk, promotion of sound risk management practices, and other means to identify those institutions that appear to be taking excessive risk. Norwest does not believe these revisions to the capital guidelines will materially impact its operations.

 FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

         In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions insured by the FDIC that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6% and a risk-adjusted total capital ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-
adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3% and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

         FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that, in order to facilitate the early identification of problems in financial management of depository institutions, the OCC, the Federal Reserve Board, the FDIC and the Office of Thrift Supervision (collectively, the "agencies") each establish certain standards, by regulation or guideline, for the insured depository institutions and depository institution holding companies for which it is the primary federal regulator. Under FDICIA, as amended, the agencies must establish three types of standards: (1) operational and managerial standards,
 (2) compensation standards, and (3) such standards relating to asset quality, earnings, and stock valuation as they determine to be appropriate. On July 10, 1995, the agencies adopted a final rule establishing deadlines for submission and review of safety and soundness compliance plans. In conjunction with this final rule, the agencies adopted interagency guidelines establishing safety and soundness standards for internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. Although management has not yet fully assessed the impact of these guidelines on Norwest, it does not believe the impact will be material.

         FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

         Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized.

FDIC INSURANCE

         Each BIF member institution pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on the institution's capitalization risk category and "supervisory subgroup." An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. The FDIC assessment rate ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

         Deposits insured by the SAIF held by Norwest's bank subsidiaries as a result of savings association acquisitions by Norwest continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently proposed legislation that would, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The proposed legislation also contemplates the consolidation or merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. Management of Norwest does not anticipate that the impact of the proposed legislation will be material to Norwest; however, to provide for such a special assessment when and if imposed, Norwest has established a reserve of $23.5 million based on an estimated insurance premium rate of 66 cents per $100 of insured deposits, which reserve has been funded primarily by the refund of BIF insurance premiums.

    DEPOSITOR PREFERENCE

         Under the Federal Deposit Insurance Act, claims of holders of domestic deposits and certain claims of administrative expenses and employee compensation against an FDIC-insured depository institution have priority over other general unsecured claims against the institution in the "liquidation or other resolution" of the institution by a receiver.

                             SELLING STOCKHOLDERS

    GENERAL

         The following table sets forth certain information regarding the beneficial ownership of the shares of Common Stock offered hereby. The information is as of July 3, 1996.


                                                            SHARES BENEFICIALLY OWNED
                                                              PRIOR TO OFFERING AND
                     NAME(1)                                TO BE OFFERED HEREBY (2)
                     -------                               ---------------------------

         Ray Ellison Grandchildren Trust                           223,229(3)
         John H. (Jack) Willome                                     20,537
         Jack E. Biegler                                            13,617
         Jack Robinson                                              13,617
                                                                   -------
         All Selling Stockholders as a group  (4 persons)          271,000
                                                                   =======

- -------------------

    (1) The trust and persons named as Selling Stockholders in the above table held all of the outstanding capital stock of B & G prior to the Acquisition. Except as may be otherwise indicated in the footnotes to the above table, Norwest believes the Selling Stockholders have sole voting and investment power with respect to the shares of Common Stock shown above opposite their respective names.

    (2) The shares of Common Stock owned by the Selling Stockholders named above include 16,220 shares (the "Escrowed Shares") deposited in escrow pursuant to an escrow agreement dated as of July 3, 1996 (the "Escrow Agreement") to provide for the indemnification of Norwest and its affiliates, including B & G, against certain potential federal tax liabilities that may arise subsequent to Norwest's acquisition of B & G pursuant to a related tax indemnification agreement also dated July 3, 1996 to which the Selling Stockholders are also parties. See "Certain Relationships and Transactions--Tax Indemnification Agreement" below. The number of shares of Common Stock owned by each of the Selling Stockholders held in escrow pursuant to the Escrow Agreement are as follows: Ray Ellison Grandchildren Trust (the "Trust") -- 13,362 shares; John H. (Jack) Willome -- 1,230 shares; Jack E. Biegler -- 814 shares; and Jack Robinson -- 814 shares. The Selling Stockholders hold sole voting power and have the right to receive all cash dividends with respect to the Escrowed Shares registered in their respective names. Until distribution of the Escrowed Shares occurs pursuant to the Escrow Agreement, the Selling Stockholders cannot dispose of the Escrowed Shares.

    (3) Voting power and investment power with respect to the shares of Common Stock held in the Trust are exercised by the trustees of the Trust, Ronald Calgaard, Baker Duncan and Bonnie Ellison.

    INVESTMENT AGREEMENT

         In connection with the acquisition of B & G by Norwest, the Selling Stockholders entered into an investment agreement dated as of July 3, 1996 (the "Investment Agreement") with Norwest pursuant to which the Selling Stockholders jointly and severally agreed that they would not directly or indirectly offer, sell, pledge or transfer or otherwise dispose of (or solicit any offers to buy, purchase, or otherwise acquire or pledge) any of the shares offered hereby, except in compliance with the Investment Agreement and the Securities Act of 1933 and rules and regulations promulgated thereunder.

         Distribution and Transfer Requirements. The Investment Agreement provides that any distribution of the shares (defined as a "Transfer" in the Investment Agreement) to the public be made in an "ordinary trading transaction." An "ordinary trading transaction" is defined in the Investment Agreement as a sale of the shares on a nationally-recognized securities exchange using the services of a broker-dealer registered in the state where the transfer is to occur, and without the use of special selling efforts or methods. The Investment Agreement further prohibits a distribution of the shares either to the public or in a transaction exempt from registration under the Securities Act or applicable state securities law by means of an option or other derivative securities transaction, whether or not effected on an option or other securities exchange.

         The Investment Agreement also contains a number of transfer requirements with respect to the shares applicable for a period of two years after the issuance of the shares. Norwest has the right to refuse to transfer any shares sold by a Selling Stockholder pursuant to the Investment Agreement and this Prospectus if such Selling Stockholder does not comply with the transfer procedures set forth in the Investment Agreement. Under these requirements, each Selling Stockholder must provide five business days written notice (referred to in the Investment Agreement as the "Notice Period") to Norwest of any proposed sale or other transfer of the shares offered by the Selling Stockholders pursuant to this Prospectus. Following receipt of this notice, Norwest must notify the Selling Stockholder proposing to make the transfer of shares by 5:00 p.m., Minneapolis, Minnesota time on the last day of the Notice Period, either that the transfer may occur or that it must be deferred. Any such transfer will be deferred either in order to permit updating of this Prospectus or because Norwest has provided the Selling Stockholder a certificate stating that it would be detrimental to Norwest and its stockholders for the Selling Stockholder to immediately proceed with the proposed transfer. If Norwest provides such certificate, Norwest may defer any proposed transfer for one or more successive 30 day periods. If Norwest does not defer the proposed sale or other transfer, then the Selling Stockholder must complete the proposed sale or transfer by the fifth business day after the end of the Notice Period.

         In addition, the Investment Agreement specifies certain minimums for the Selling Stockholders as to the frequency of Transfers and the number of shares that may be included in any single transfer. Generally, each Selling Stockholder (other than the Trust, any successor trusts, certain assignees and/or beneficiaries of such trusts, as described in footnote (3) to the Selling Stockholders' table), may sell or otherwise transfer not less than 2,000 of the shares of Common Stock held by him per Transfer, with not more than one Transfer to occur every three months in any twelve-month period, beginning on____________, 1996, (the date the registration statement registering the shares offered hereby became effective) and ending on the earlier of either the date all such shares are sold pursuant to this Prospectus or the date such shares may be sold in a public distribution pursuant to Rule 144 of the Securities Act. This period during which Transfers must comply with the terms of the Investment Agreement is referred to as the "Effective Period." During the Effective Period, the Trust and any permitted assignee of the Trust, as a group, may sell or otherwise transfer shares held by them in an amount per Transfer not less than 10,000 shares, with not more than one such Transfer to occur every 45 days. See footnote
    (3) to the Selling Stockholder table for information about the Trust.

         Notwithstanding the limitations on Transfers described in this Prospectus, a Selling Stockholder has the right to transfer his shares during a period commencing on the fifth business day after each date on which Norwest files its annual report on Form 10-K, its quarterly reports on Form 10-Q, or at Norwest's option, current reports on Form 8-K containing certain financial information and ending on the tenth business day following such date, provided that the Selling Stockholder has first given Norwest the written notice described above and Norwest has not exercised its right to defer such transfer by delivering the officer's certificate described above. If a proposed transfer of the shares is to be effected other than by a sale or offer to sell the shares pursuant to this Prospectus as for example, in a transaction not involving a public offering, the notice from the Selling Stockholder must describe the proposed transfer and be accompanied by an opinion of experienced securities counsel acceptable to Norwest with respect to the transfer's compliance with applicable federal and state securities law registration and other requirements. In addition, the Investment Agreement requires the Selling Stockholder to furnish certain documentation to the transfer agent for the Common Stock as a condition to completing the transfer.

         Assignment. The right of the Selling Stockholders named in this Prospectus to transfer their shares pursuant to the Investment Agreement is generally not assignable by operation of law or otherwise, without Norwest's consent. Such consent is not required, however, in the case of a transfer by bequest, devise, inheritancy, laws of intestacy, or gift, or in the event of a transfer from the Trust to any of its beneficiaries.

    In the event of a transfer from the Trust to its beneficiaries, the right to make the number of transfers permitted under the Investment Agreement will be allocated equally among beneficiaries or in such other manner as the trustees of the Trust designate in writing.

    CERTAIN RELATIONSHIPS AND TRANSACTIONS

         Indemnification Agreement. As a condition to Norwest's consummation of the B & G acquisition, Norwest required the Selling Stockholders to enter into an indemnification agreement with Norwest dated as of July 3, 1996 (the "Indemnification Agreement") with respect to certain additional taxes, including interest, penalties and expenses (referred to as a "Tax Loss") that may be owed in the future. Under the terms of the Indemnification Agreement, the Selling Stockholders agreed to indemnify and hold harmless Norwest, its subsidiaries (including B & G and its affiliates), and their respective successors, directors, officers, employees, and agents from, and to assume liability for any such "Tax Loss" incurred by Norwest and/or B & G for the tax year in which the Acquisition occurred, up to the maximum value of certain "Escrowed Shares" described below. Norwest has agreed to provide the Selling Stockholders with notice of any tax claim by the Internal Revenue Service which could result in a Tax Loss in a timely manner to allow the Selling Stockholders, with certain limitations, to contest such a claim at their expense (subject to Norwest's right to participate in such a contest).

         In order to provide for a mechanism by which the Selling Stockholders could satisfy any such indemnification obligation, and also as a condition to the consummation of Norwest's acquisition of B & G, the Selling Stockholders executed an escrow agreement, also dated as of July 3, 1996 (the "Escrow Agreement"). The Escrow Agreement provides for the escrow with Norwest Bank Minnesota, N.A., as Escrow Agent, of the 16,220 Escrowed Shares of Common Stock received by the Selling Stockholders in the Acquisition until March 15, 1999, unless the Escrowed Shares are earlier distributed upon notice to the Escrow Agent that a Tax Loss or the certain other events specified in the Escrow Agreement have occurred. Under the terms of the Escrow Agreement, the Escrow Agent is instructed, upon its receipt of a notice of a Tax Loss, to distribute to Norwest that number of Escrowed Shares computed by dividing the amount of the Tax Loss by $33.75, and then rounding that number to the nearest whole share. In the event of a partial distribution of the Escrowed Shares to Norwest, each Selling Stockholder will contribute to such distribution that number of Escrowed Shares computed based on its or his proportionate interest in the Escrowed Shares. The Selling Stockholders retain the sole right to vote and receive cash dividends on the Escrowed Shares, but have no power to dispose of all or any part of the Escrowed Shares, until termination of the escrow and distribution to Norwest and the Selling Stockholders of the Escrowed Shares pursuant to the Escrow Agreement. See footnote (2) to the Selling Stockholders' table above for additional information regarding the Escrowed Shares.

         Former Directors and Executive Officers. At the time of Norwest's acquisition of B & G in July 1996, Jack Biegler was a director and the president and treasurer of B & G and a director of B & G's bank subsidiary, The First State Bank (the "Bank"). As of the date of this Prospectus, Mr. Biegler is a director of the Bank. Mr. Biegler was also the sole director and the president of Valley-Hi Investment Co. at the time of its acquisition by Norwest in August 1995. Bonnie Ellison, a trustee of the Trust, was a director of B & G and the Bank at the time of the acquisition of B & G by Norwest. See footnote (3) to the Selling Stockholders table for information regarding the Trust.


                             PLAN OF DISTRIBUTION

         The distribution and sale of the shares is subject to the provisions of the Investment Agreement described above under the heading "SELLING STOCKHOLDERS--Investment Agreement." Subject to the Selling Stockholders' compliance with the transfer and other provisions of the Investment Agreement described above, the distribution of the shares by the Selling Stockholders may be effected from time to time, in one or more transactions on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). Selling Stockholders and broker-dealers that participate with Selling Stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation. The Selling Stockholders may sell shares covered by this Prospectus in one or more transactions under Rule 144 under the Securities Act. See "SELLING STOCKHOLDERS--Investment Agreement."

                                 LEGAL OPINION

         A legal opinion to the effect that the shares of Common Stock offered hereby were validly issued and fully paid and nonassessable has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest. At June 30, 1996, Mr. Stroup was the beneficial owner of approximately 109,313 shares of Common Stock and held options, exercisable within 60 days from June 30, 1996, to acquire 264,082 additional shares of Common Stock.

                                    EXPERTS

         The consolidated financial statements of Norwest and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an estimate, subject to future contingencies, of the expenses to be incurred by Norwest Corporation ("Norwest") in connection with distribution of the securities being registered:

     Registration Fee                $ 3,761.29
     Legal Fees and Expenses           6,000.00
     Accounting Fees and Expenses      2,500.00
     Blue Sky Fees and Expenses        6,000.00
     Listing Fees                      7,500.00
     Miscellaneous                     1,200.00
                                     ----------
          Total                      $26,961.29

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Certificate of Incorporation of Norwest provides for broad indemnification of directors and officers of Norwest.

ITEM 16.  EXHIBITS

3.1     --    Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K
              dated June 28, 1993 and Exhibit 3 to Norwest's Current Report on
              Form 8-K dated July 3, 1995).

3.1.1   --    Certificate of Designations of Powers, Preferences, and Rights of
              Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form
              10-Q for the quarter ended March 31, 1994).

3.1.2   --    Certificate of Designations of Powers, Preferences, and Rights of
              Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K
              dated January 9, 1995).

3.1.3   --    Certificate of Designations of Powers, Preferences, and Rights of
              Norwest 1995 ESOP Cumulative Convertible Preferred Stock
              (incorporated by reference to Exhibit 4 to Norwest's Quarterly
              Report on Form 10-Q for the quarter ended March 31, 1995).

3.1.4   --    Certificate of Amendment to Certificate of Incorporation
              (incorporated herein by reference to Exhibit 3 to Norwest's
              Current Report on Form 8-K dated July 3, 1995).

3.1.5   --    Certificate of Designations with respect to the 1996 ESOP
              Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated
              February 26, 1996).

3.2     --    Bylaws of Norwest, as amended (incorporated herein by reference to
              Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the
              quarter ended March 31, 1991).

4       --    Rights Agreement, dated as of November 22, 1988, between Norwest and Citibank, N.A., (incorporated herein by reference to Exhibit 1 to Norwest's Form 8-A filed on December 6, 1988).

4.1     --    Certificate of Adjustment dated July 21, 1989 to Rights Agreement
              (incorporated herein by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

4.2     --    Certificate of Adjustment dated June 28, 1993, to Rights Agreement
              (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

5       --    Opinion of Stanley S. Stroup, General Counsel to Norwest.

10.1    --    Investment Agreement dated as of July 3, 1996 among Norwest, Ray
              Ellison Grandchildren Trust, John H. (Jack) Willome, Jack E.
              Biegler, and Jack Robinson.

10.2    --    Tax Indemnification Agreement dated as of July 3, 1996 among
              Norwest, Ray Ellison Grandchildren Trust, John H. (Jack) Willome,
              Jack E. Biegler, and Jack Robinson.

10.3    --    Escrow Agreement dated dated as of July 3, 1996 among Norwest, Ray
              Ellison Grandchildren Trust, John H. (Jack) Willome, Jack E.
              Biegler, and Jack Robinson.

23.1    --    Consent of General Counsel of Norwest (included as part of Exhibit
              5 filed herewith).

23.2    --    Consent of KPMG Peat Marwick LLP.

24      --    Powers of Attorney.

ITEM 17.  UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, on the 25th day of September, 1996.

                                          NORWEST CORPORATION

                                      By  /s/ Richard M. Kovacevich
                                          -------------------------
                                          Richard M. Kovacevich
                                          President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 25th day ofSeptember, 1996, by the following persons in the capacities indicated:



    /s/ Richard M. Kovacevich
- -------------------------------         President and Chief Executive Officer
        Richard M. Kovacevich           (Principal Executive Officer)*

    /s/ John T. Thornton
- -------------------------------         Executive Vice President and Chief
        John T. Thornton                Financial Officer
                                        (Principal Financial Officer)

    /s/ Michael A. Graf
- -------------------------------         Senior Vice President and Controller
        Michael A. Graf                 (Principal Accounting Officer)


DAVID A. CHRISTENSEN             )
GERALD J. FORD                   )
PIERSON M. GRIEVE                )
CHARLES M. HARPER                )
WILLIAM A. HODDER                )
LLOYD P. JOHNSON                 )
REATHA CLARK KING                )
RICHARD M. KOVACEVICH            )  A majority of the Board of Directors*
RICHARD S. LEVITT                )
RICHARD D. McCORMICK             )
CYNTHIA H. MILLIGAN              )
BENJAMIN F. MONTOYA              )
IAN M. ROLLAND                   )
MICHAEL W. WRIGHT                )

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such other persons.

                                                   /s/ Richard M. Kovacevich
                                                --------------------------------
                                                       Richard M. Kovacevich
                                                       Attorney-in-Fact


                              INDEX TO EXHIBITS
  EXHIBIT                                                                           FORM OF
  NUMBER                         DESCRIPTION                                         FILING
  ------                         -----------                                       ---------
   3.1   -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K
            dated June 28, 1993 and Exhibit 3 to Norwest's Current Report on
            Form 8-K dated July 3, 1995).

   3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights of
            Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

   3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of
            Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated
            January 9, 1995).

   3.1.3 -- Certificate of Designations of Powers, Preferences, and Rights of
            Norwest 1995 ESOP Cumulative Convertible Preferred Stock
            (incorporated by reference to Exhibit 4 to Norwest's Quarterly
            Report on Form 10-Q for the quarter ended March 31, 1995).

   3.1.4 -- Certificate of Amendment to Certificate of Incorporation
            (incorporated herein by reference to Exhibit 3 to Norwest's Current
            Report on Form 8-K dated July 3, 1995).

   3.1.5 -- Certificate of Designations with respect to the 1996 ESOP Cumulative
            Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February 26,
            1996).

   3.2 -- Bylaws of Norwest, as amended (incorporated herein by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).



EXHIBIT                                                                                 FORM OF
NUMBER                                  DESCRIPTION                                     FILING
- ------                                  -----------                                     ------
4    --   Rights Agreement, dated as of November 22, 1988, between Norwest and
          Citibank, N.A., (incorporated herein by reference to Exhibit 1 to
          Norwest's Form 8-A filed on December 6, 1988).

4.1  --   Certificate of Adjustment dated July 21, 1989 to Rights Agreement
          (incorporated herein by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

4.2  --   Certificate of Adjustment dated June 28, 1993, to Rights Agreement
          (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated
          June 29, 1993).
                                                                                      Electronic
5    --   Opinion of Stanley S. Stroup, General Counsel to Norwest.                  Transmission


10.1 --   Investment Agreement dated as of July 3, 1996 among                         Electronic
          Norwest, Ray Ellison Grandchildren Trust, John H.                          Transmission
          (Jack) Willome, Jack E. Biegler, and Jack Robinson.


10.2 --   Tax Indemnification Agreement dated as of July 3, 1996 among Norwest,        Electronic
          Ray Ellison Grandchildren Trust, John H. (Jack) Willome, Jack E.            Transmission
          Biegler, and Jack Robinson.

10.3 --   Escrow Agreement dated dated as of July 3, 1996 among Norwest, Ray           Electronic
          Ellison Grandchildren Trust, John H. (Jack) Willome, Jack E. Biegler,       Transmission
          and Jack Robinson.


23.1 --   Consent of General Counsel of Norwest (included as part of Exhibit 5         Electronic
          filed herewith).                                                            Transmission


23.2 --   Consent of KPMG Peat Marwick LLP.                                            Electronic
                                                                                      Transmission
24   --   Powers of Attorney.
- ----------------------


*Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4, 4.1, and 4.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.